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Exhibit 3.1

Certificate of Incorporation
Adopted October 23, 1979

As amended November 16, 1984,
November 19, 1986, December 12, 1990,
December 4, 1995, and July 16, 2004

CERTIFICATE OF INCORPORATION
OF
INTERNATIONAL RECTIFIER CORPORATION

        1.     The name of the corporation is INTERNATIONAL RECTIFIER CORPORATION.

        2.     The address of its registered office in the State of Delaware is 100 West 10th Street, in the City of Wilmington, County of New Castle. The name of is registered agent at such address is The Corporation Trust Company.

        3.     The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

        4.     The total number of shares of stock that the corporation shall have authority to issue is 330,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock. The par value of the Common Stock and the Preferred Stock is One Dollar ($l.00) per share.

        5.     The name and mailing address of each incorporator is as follows:

Name	Mailing Address
Mr. Eric Lidow	9220 Sunset Boulevard, Suite 300 Los Angeles, California 90069
Mr. Gerald A. Koris	9220 Sunset Boulevard, Suite 300 Los Angeles, California 90069

        6.     In furtherance and not in limitation of the powers conferred by statute, but subject to the provisions of this Certificate of Incorporation, the Board of Directors is expressly authorized to make, alter or repeal the By-Laws of the corporation, to fix the amount to be reserved as working capital, and to authorize and cause to be executed mortgages and liens, without limit as to the amount, upon the property and franchise of this corporation. This authority expressly includes (but is not limited to) authority to fix at the time of issuance by resolution or resolutions, as to any class or classes of stock (or series thereof) such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating optional or other special rights, qualifications, limitations or restrictions as the Board of Directors shall, in their sole discretion, determine. The By-Laws shall determine whether and to what extent the accounts and books of this corporation, or any of them, shall be open to the inspection of the stockholders; and no stockholder shall have any right of inspecting any account, or book, or document of this corporation, except as conferred by statute or the By-Laws or by resolution of the stockholders.

        7.     Notwithstanding anything herein contained to the contrary, the By-Laws of the corporation shall contain the following provisions:

          (a)   The Board of Directors alone shall have the right, in its sole discretion, to increase or decrease the number of directors constituting the Board of Directors at any time, and shall be authorized to classify any director or directors so added to the Board into any of the three classes of directors (into which the directors shall be divided) as it sees fit, provided that the Board shall not be entitled to increase the number of directors by more than one in any twelve month period without the affirmative vote of at least two-thirds of the directors of each class of directors or of at least two-thirds of all of the issued and outstanding stock of the corporation.

          (b)   Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director.

          (c)   A director may be removed, only for cause, by the holders of a majority of shares entitled to vote at an election of directors.

        The said provisions of the By-Laws and this article 7 shall not be altered, amended or repealed without the affirmative vote of the holders of not less than two-thirds of the stock of the corporation issued and outstanding having voting power, given at a stockholders' meeting duly called for that purpose, upon a proposal adopted by the Board of Directors

        8.     The stockholders and directors shall have power to hold their meetings and keep the books, documents and papers of the corporation outside the State of Delaware, at such places as may from time to time be designated by the By-Laws or by resolution of the stockholders or directors, except as otherwise required by the laws of Delaware.

        9.     The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute or in this Certificate of Incorporation. All rights conferred upon stockholders herein are granted subject to this reservation.

        10.   To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as director.

        THE UNDERSIGNED, being the incorporators, hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is their act and deed and the facts herein stated are true, and accordingly have hereunto set our hands this 23rd day of October, 1979.

/s/ ERIC LIDOW Eric Lidow
/s/ GERALD A. KORIS Gerald A. Koris

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  Exhibit 3.1
CERTIFICATE OF INCORPORATION OF INTERNATIONAL RECTIFIER CORPORATION